AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2026

REGISTRATION NO.

333-273181

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form F-3 Registration Statement No. 333-273181

UNDER
THE SECURITIES ACT OF 1933

BROOKFIELD BUSINESS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Bermuda	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

73 Front Street, 5th Floor
Hamilton, HM 12, Bermuda
+441-294-3309
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Brookfield BBP US Holdings LLC
Brookfield Place
225 Liberty Street, 8th Floor
New York, NY 10281-1048
(212) 417-7000
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Mile T. Kurta, Esq.
Christopher R. Bornhorst, Esq.
Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, NY 10036
(212) 880-6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form F-3 (File No. 333-273181) registering non-voting limited partnership units of Brookfield Business Partners L.P. (the “Registrant”) originally filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2023 and automatically effective (the “Registration Statement”). This Post-Effective Amendment is being filed by the Registrant to deregister any and all securities of the Registrant registered by the Registrant that remain unsold pursuant to the Registration Statement.

On March 27, 2026, pursuant to an arrangement agreement dated as of November 6, 2025, Brookfield Business Corporation (formerly 1559985 B.C. Ltd.) (the “Corporation”), the Registrant and Brookfield Business Holdings Corporation (formerly Brookfield Business Corporation) (“Old BBUC”) completed a court approved plan of arrangement under section 288 of the Business Corporations Act (British Columbia) (the “Arrangement”), pursuant to which, among other things, holders of the Registrant’s non-voting limited partnership units (“BBU Units”) and holders of Old BBUC’s class A exchangeable subordinate voting shares (the “Old BBUC Exchangeable Shares”) received class A subordinated voting shares of the Corporation in exchange for their BBU Units and Old BBUC Exchangeable Shares on a one-for-one basis. As a result of the Arrangement, the Registrant and Old BBUC became subsidiaries of the Corporation.

As a result of the consummation of the Arrangement, the offerings of the BBU Units pursuant to the Registration Statement are being terminated. Accordingly, the Registrant is terminating all offerings of its securities pursuant to the Registration Statement and deregistering the remaining securities registered but unsold under the Registration Statement and hereby terminates the effectiveness of the Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement and hereby terminates the effectiveness of the Registration Statement. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda on March 27, 2026.

BROOKFIELD BUSINESS PARTNERS L.P., by its general partner, BROOKFIELD BUSINESS PARTNERS LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement on Form F-3.

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment to the Registration Statement on Form F-3, solely in the capacity of the duly authorized representative of Brookfield Business Partners L.P. in the United States, on this 27th day of March, 2026.

BROOKFIELD BBP US HOLDINGS LLC

By:	/s/ Kristen Haase
	Name:	Kristen Haase
	Title:	Managing Partner